Exhibit 10.19

The Dress Barn, Inc.

30 Dunnigan Drive

Suffern, NY 10901

May 23, 2012

Burt Steinberg Retail Consulting Ltd.

c/o Burt Steinberg
2 Glen Eagles Ct.

New City, NY 10956

Dear Burt:

Burt Steinberg Retail Consulting Ltd. (“Company”) shall cause Burt Steinberg (“Consultant”) to provide the services described below to The Dress Barn, Inc. (“Dress Barn”). Dress Barn shall pay Company in accordance with the terms and conditions of this Agreement, and Company shall be responsible for making payments to Consultant. Dress Barn, Company and Consultant agree as follows:

1.         (a) Consultant will serve as a consultant to Dress Barn from July 29, 2012 through July 27, 2013 (“Fiscal Year 2013”) and will provide Dress Barn with such consulting services as Dress Barn may reasonably request from time to time in such manner and at such times as Dress Barn and Company may mutually agree from time to time. It is expected that Company will cause Consultant to provide services in his areas of expertise for 20 to 30 days a year, which may include, without limitation, periodic travel as Dress Barn may reasonably request, including two trips annually to the Orient.

(b)           The engagement of Consultant hereunder shall be as an independent contractor, and not as an employee of Dress Barn. Consultant agrees that as an independent contractor, he will have no authority to legally bind Dress Barn.

2.           (a)            In compensation for Consultant’s consulting services, Dress Barn will pay Company a consulting fee of $2,100 per day of Consultant’s time. Dress Barn estimates that Consultant will consult during FY ’13 between 20 and 30 days.

(b)            Each of Company and Consultant acknowledges that it will be responsible for any foreign, federal, state or local income or self-employment taxes arising with respect to payments paid or payable hereunder. Consultant also acknowledges that he will have no state law workers’ compensation rights or unemployment benefit rights with respect to his services under this agreement or otherwise.

3.          This agreement will continue in effect through July 27, 2013 and thereafter shall be renewed only if the parties agree to mutually agreeable terms.

4.          This agreement and the services agreed to hereunder are not assignable by Company or Consultant. This agreement will inure to the benefit and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

5.          This agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

6.          This agreement supersedes all prior agreements or understandings among the parties hereto and is the exclusive statement of Company’s and Consultant’s continuing relationship with Dress Barn.

Please confirm your agreement by countersigning where indicated below.

THE DRESS BARN, INC.

By:	/s/ Jeff Gerstel
Jeff Gerstel
President

AGREED:
BURT STEINBERG RETAIL CONSULTING LTD.

By: /s/ Burt Steinberg
Burt Steinberg

/s/ Burt Steinberg
Burt Steinberg, individually